Exhibit 99.1

               Angelica Reports Third Quarter Fiscal 2004 Results

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    ST. LOUIS--(BUSINESS WIRE)--Nov. 18, 2003--Angelica Corporation
(NYSE:AGL) today reported results for the third quarter and nine months ended October 25, 2003. Net income for the third quarter of fiscal 2004 was $2.2 million, or $.24 per diluted share, as compared to $2.7 million, or $.30 per diluted share, including a discontinued operations charge of $894,000, in the same period last year. Excluding the charge from discontinued operations, third quarter fiscal 2003 net income was $3.6 million, or $.40 per diluted share.
    For the nine-month period ended October 25, 2003, net income was $7.5 million, or $.84 per diluted share, as compared to a loss of $1.6 million, or $.18 per diluted share, including debt retirement and discontinued operations charges, in the prior-year period. The first nine months of fiscal 2004 included a non-operating gain of $1.8 million pretax, or $.15 after tax per diluted share, related to life insurance policies owned by the Company. The first nine months of fiscal 2003 included a charge of $6.8 million pretax, or $.50 per diluted share, for the early retirement of debt following the sale of the Company's manufacturing segment and a charge of $6.3 million, or $.72 per diluted share, from a loss on discontinued operations of the manufacturing segment.
    Revenue for the third quarter of fiscal 2004 was $92.0 million, a
0.7 percent decrease from $92.6 million in the prior-year quarter as revenue gains at Textile Services failed to offset sales declines at Life Uniform, where same-store sales declined 7.7 percent in the quarter. For the first nine months of fiscal 2004, revenue was essentially flat at $274.8 million, as compared to $274.4 million in the same period last year.
    In the Textile Services segment, third quarter revenues increased
3.6 percent to $70.6 million compared with $68.1 million in the same period last year. Operating earnings in the third quarter were $4.7 million compared with $5.8 million in the prior year, a decline of
18.0 percent. Textile Services' earnings were negatively affected by higher energy and fuel costs as well as softer pricing in certain areas, all of which resulted in some margin erosion.
    Following the end of the third quarter, Textile Services announced the acquisition of a laundry business located in Batavia, NY, and service to the acquired customers has been transferred to Textile Services' plant in Batavia. Other acquisition opportunities continue to be evaluated. The third quarter marked the successful start-up of a state-of-the-art plant in Phoenix, AZ, and work continues on another new plant in Columbia, SC. Along with revenue growth, these additions are expected to provide operating efficiencies in production and distribution.
    In the third quarter, Life Uniform continued to experience lower sales than the prior year, with third quarter fiscal 2004 sales of $21.4 million being 12.7 percent lower than $24.5 million recorded in the third quarter of fiscal 2003. For the quarter, Life had an operating loss of $6,000 versus earnings of $1.7 million in the same period last year. As indicated in Angelica's October 29, 2003 press release, an investment banking firm has been hired to review strategic alternatives for the under-performing Life Uniform segment.
    Cash flow from operations continues to be strong. At the end of the third quarter, total debt net of cash was only $757,000 even though capital expenditures for the first three quarters were $18.3 million compared with $10.2 million in the prior year period. Capital expenditures this fiscal year included $8.8 million for the new Textile Services plants in Phoenix, AZ and Columbia, SC.
    Commenting on third quarter results, Steve O'Hara, President and CEO of Angelica, said, "As indicated in our press release late last month, earnings for this fiscal year are expected to be between $1.00 and $1.10 per share including $.15 per share of non-operating income recorded in the second quarter, and between $.85 and $.95 per share without this non-recurring item and excluding any potential writedown of Life assets as a result of the strategic review process." He went on to say, "Despite the current cost pressures at Textile Services, we continue to be excited by the revenue and earnings growth opportunities presented by this segment. We expect to share more of our vision for Textile Services at our December 4, 2003 analyst meetings, and copies of our presentation will be filed with the SEC at that time. Meanwhile, the strategic review process for Life Uniform with Morgan Joseph & Co. has begun."
    Angelica Corporation will hold a conference call to discuss the third quarter results tomorrow, November 19 at 11:00 a.m. EST (8:00 a.m. PST). The conference call will be webcast live and available in a listen-only mode to individual investors and to the public through CCBN Company Boardroom, which may be accessed at www.companyboardroom.com, or through Angelica's website at www.angelica.com. For those unable to participate during the live broadcast, a replay will be available shortly after the call on the CCBN site for two weeks.
    Angelica Corporation, traded on the New York Stock Exchange under the symbol AGL, provides textile rental and linen management services to healthcare institutions, and operates a national chain of retail healthcare uniform and shoe stores with a fully-integrated catalogue and e-commerce operation.



Unaudited results for third quarter and nine months ended
October 25, 2003 compared with same periods ended October 26, 2002 (dollars in thousands, except per share amounts):


                                             Third Quarter
                                           -----------------
                                            Fiscal   Fiscal   Percent
                                             2004     2003   Inc (Dec)
                                           -------- -------- ---------
Continuing Operations:
----------------------
Combined sales and revenues:
  Textile Services                         $70,576  $68,108      3.6
  Life Uniform                              21,422   24,525    (12.7)
                                            -------  -------
  Total                                    $91,998  $92,633     (0.7)

Income from operations:
  Textile Services                         $ 4,729  $ 5,765    (18.0)
  Life Uniform                                  (6)   1,668      n/m
  Corporate expense                        $(1,694) $(2,058)   (17.7)
                                            -------  -------
  Total                                    $ 3,029  $ 5,375    (43.6)

Interest expense                           $  (117) $  (345)   (66.1)
Non-operating income(a)                    $    23  $    49    (53.1)
Loss on early extinguishment of debt(b)         --       --

Pretax income                              $ 2,935  $ 5,079    (42.2)
Income from continuing operations          $ 2,184  $ 3,555    (38.6)

Earnings per share
        - Basic                            $   .25  $   .41    (39.0)
        - Diluted                          $   .24  $   .40    (40.0)

Discontinued Operations:
------------------------
Loss from discontinued
  operations, net of tax                        --  $  (894)

Combined Continuing and
-----------------------
Discontinued Operations
-----------------------
Net income (loss)                          $ 2,184  $ 2,661    (17.9)
Earnings (loss) per share:
        - Basic                            $   .25  $   .31    (19.4)
        - Diluted                          $   .24  $   .30    (20.0)


                                             Nine Months
                                         -------------------
                                          Fiscal    Fiscal    Percent
                                           2004      2003    Inc (Dec)
                                         --------- --------- ---------
Continuing Operations:
----------------------
Combined sales and revenues:
  Textile Services                       $212,922  $203,284      4.7
  Life Uniform                             61,839    71,132    (13.1)
                                          --------  --------
  Total                                  $274,761  $274,416      0.1

Income from operations:
  Textile Services                       $ 15,842  $ 18,300    (13.4)
  Life Uniform                               (725)    2,891      n/m
  Corporate expense                      $ (5,825) $ (5,787)     0.7
                                          --------  --------
  Total                                  $  9,292  $ 15,404    (39.7)

Interest expense                         $   (510) $ (2,591)   (80.3)
Non-operating income(a)                  $  1,938  $    462    319.5
Loss on early extinguishment of debt(b)        --  $ (6,783)     n/m

Pretax income                            $ 10,720  $  6,492     65.1
Income from continuing operations        $  7,504  $  4,707     59.4

Earnings per share
        - Basic                          $    .85  $    .54     57.4
        - Diluted                        $    .84  $    .54     55.6

Discontinued Operations:
------------------------
Loss from discontinued
  operations, net of tax                       --  $ (6,302)

Combined Continuing and
-----------------------
Discontinued Operations
-----------------------
Net income (loss)                        $  7,504  $ (1,595)     n/m
Earnings (loss) per share:
        - Basic                          $    .85  $   (.18)     n/m
        - Diluted                        $    .84  $   (.18)     n/m


Footnotes:

(a) Includes in the nine months of fiscal 2004 a $1,857,000 pretax distribution in connection with the liquidation of the parent company of General American Life Insurance Company, which is the issuer of various life insurance policies owned by Angelica for funding benefits under supplemental pension and deferred compensation plans.

(b) In the second quarter of fiscal 2003, a prepayment penalty was paid to lenders in connection with the complete refinancing of the Company's debt. In accordance with FASB Statement No. 4, that prepayment penalty was treated as an extraordinary item. Under FASB Statement No. 145, effective for fiscal 2004, the prepayment penalty is treated as an ordinary rather than extraordinary item. Accordingly, the results for fiscal 2003 have been restated to reflect this change in accounting treatment.





Unaudited condensed balance sheets as of October 25, 2003 and January 25, 2003 (dollars in thousands):


                                               October 25, January 25,
                                                  2003        2003
                                               ----------- -----------

Current assets:
   Cash and short-term investments               $  9,780    $ 18,166
   Receivables, net                                35,077      35,316
   Inventories                                     12,563      13,395
   Linens in service                               33,558      32,520
   Other                                            8,406      11,333
   Net current assets of discontinued segment           -       2,162
                                                  --------    --------
     Total current assets                        $ 99,384    $112,892
Property and equipment, net                        87,872      78,553
Other long-term assets                             37,387      36,839
                                                  --------    --------

Total assets                                     $224,643    $228,284
                                                  ========    ========

Current liabilities:
   Current maturities of long-term debt          $    184    $    237
   Accounts payable                                19,496      19,905
   Other                                           33,636      31,453
                                                  --------    --------
     Total current liabilities                     53,316    $ 51,595
Long-term debt, less current maturities            10,353      20,574
Other long-term liabilities                        15,470      16,455
Shareholders' equity                              145,504     139,660
                                                  --------    --------

Total liabilities and shareholders' equity       $224,643    $228,284
                                                  ========    ========



    Forward-Looking Statements:

    Any forward-looking statements made in this press release reflect Angelica Corporation's current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that may cause actual results to differ materially from those set forth in these statements. These potential risks and uncertainties include, but are not limited to, competitive and general economic conditions, the ability to retain current customers and to add new customers in competitive market environments, competitive pricing in the marketplace, delays in the shipment of orders, availability of labor at appropriate rates, availability and cost of energy and water supplies, the cost of workers' compensation and healthcare benefits, the ability to attract and retain key personnel, actual charges to the restructuring reserve significantly different from estimated charges, unusual or unexpected cash needs for operations or capital transactions, the effectiveness of certain expense reduction initiatives, the ability to obtain financing in required amounts and at appropriate rates, and other factors which may be identified in the Company's filings with the Securities and Exchange Commission.

    Note: Financial statements are available at URL:
http://www.businesswire.com/cgi-bin/photo.cgi?pw.111803/bb15


    CONTACT: Angelica Corporation, St. Louis
             Steve O'Hara or Ted Armstrong, 314-854-3800 www.angelica.com